Exhibit 10.25.1

FIRST AMENDMENT TO MASTER LICENSING AGREEMENT

THIS FIRST AMENDMENT TO MASTER LICENSING AGREEMENT (the “Amendment”) made effective as of the 2nd day of October 2022.

BETWEEN:

SUNCOR ENERGY INC., a corporation existing under the laws of Canada and having its registered office at P.O. Box 2844, 150 6th Avenue S.W., Calgary, Alberta TP2 3E3 (“Suncor”)

- and -

LANZATECH INC., a corporation duly incorporated in the United States of America and having its registered office at Corporation Trust Centre, 1209 Orange Street, Wilmington 19801, Delaware, USA (“LanzaTech”)

(each a “Party” and collectively, the “Parties”)

WHEREAS:

A.	The Parties entered into a Master Licensing Agreement dated October 6, 2020 (the “License Agreement”);
B.

LanzaTech and BGTF LT Aggregator LP (“Brookfield”) are party to a Framework Agreement dated on or about the date of this Amendment pursuant to which LanzaTech grants to Brookfield certain rights relating to projects that deploy LanzaTech’s technology (the “Framework Agreement”).

C.

In connection with the grant of such rights to Brookfield, Suncor, LanzaTech and Brookfield intend to enter into a Cooperation Letter Agreement under which Brookfield grants to Suncor certain rights relating to projects that are subject to the Framework Agreement (“Cooperation Letter Agreement”); and

D.

Pursuant to Section 12.9 of the License Agreement, the Parties wish to amend the License Agreement as set out in this Amendment in order to take into account the rights granted to Brookfield under the Framework Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

1.	The Master License Agreement is hereby amended by adding as a new Section 9.3 the following:
9.3

Notwithstanding Section 9.1, if a project investment opportunity in Canada or the State of Colorado is to be offered to Brookfield or its designee BGTF LT Aggregator LP (“Brookfield”) in accordance with the Framework Agreement (directly or indirectly, including through introduction or promotion of Brookfield by LanzaTech), Suncor and its Affiliates’ right of first refusal to invest in such opportunity shall not apply as between Suncor and LanzaTech (without limiting any rights of Suncor pursuant to the Cooperation Letter Agreement) although LanzaTech will notify Suncor of the existence of the relevant project investment opportunity (to notify Suncor of its rights under the Cooperation Letter Agreement) concurrently with delivery to Brookfield of an FID Notice (as defined in the Framework Agreement).  For clarity, the (i) right to invest in Support Projects not offered to Brookfield or its designee in accordance with the Framework Agreement; or (ii) offtake rights to all Support Projects, including Support Projects in which Brookfield is an investor, are not amended in any way.

2.	Except as expressly amended hereby, all other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
3.

This Amendment may be executed in counterparts that together shall be deemed to constitute one valid and binding agreement and delivery of counterparts may be effected by means of facsimile transmission or PDF with the same effect as if original copies has been delivered.

Suncor Energy Inc.		LanzaTech, Inc.

By:	/s/ Andrea Decore	By:	/s/ Jennifer Holmgren
	Name: Andrea Decore		Name: Jennifer Holmgren
	Title: VP Low Carbon Fuels & GHG Offsets		Title: CEO